UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:

(Date of earliest event reported)

March 28, 2014

____________________________

Saleen Automotive, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other Jurisdiction of Incorporation)

333-176388 (Commission File Number)		45-2808694 (IRS Employer Identification No.)
2375 Wardlow Road Corona, CA 92882 (Address of Principal Executive Offices and zip code)

(800) 888-8945

(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02.	Unregistered Sales of Equity Securities.

From March 28 through April 1, 2014, we issued unsecured 7% Convertible Notes (the “Notes”) to five accredited investors (the “Purchasers”), pursuant to which the Purchasers purchased from us Notes for an aggregate cash purchase price of $2,500,000, including the conversion of $519,000 of principal and interest underlying an outstanding Secured Promissory Note.

The Notes are convertible into shares of our common stock at a conversion price equal to the lesser of (a) $0.07 and (b) 70% of the average of the three lowest daily volume weighted average prices occurring during the 20 consecutive trading days immediately preceding the applicable conversion date, subject to customary adjustments. As of the date of issuance, the Notes were convertible into 35,714,286 shares of our common stock. The Notes mature on the date immediately prior to the third anniversary of the date of issuance and accrue interest at the rate of 7% per annum (which interest rate shall be increased to 24% from and for the continuation of an event of default) on the unpaid/unconverted principal balance. The Notes provide that interest is payable on the maturity date or acceleration, conversion, redemption or as otherwise earlier provided under the Notes. Each Note prohibits (until such time as the shares issuable under the Notes, along with shares of our common stock held by the Purchaser, constitute 4.99% or less of our outstanding common stock, or the Purchaser elects to remove such restriction) the Purchaser from converting the Note if after such conversion or exercise the Purchaser would own more than 4.99% of our outstanding common stock. The Notes include customary anti-dilution provisions.

We may prepay the entire remaining outstanding principal amount of each Note at any time after the 12-month period immediately following its issuance date in an aggregate amount of 150% of the outstanding principal plus interest.

The following constitute events of default under the Notes: our failure to pay any amount under the Notes when due; our failure to timely issue and deliver shares upon the conversion of Notes; the occurrence of a bankruptcy event with respect to our company or its subsidiaries; a default by our company or its subsidiaries on any of their obligations under any mortgage, indenture, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness involving an obligation greater than $100,000; the cessation of the eligibility of our common stock for listing or quotation on a securities exchange or the over-the-counter market requiring timely filing of the reports required by the Exchange Act of 1934, as amended (the “Exchange Act”); the loss of our status as “DTC eligible’; or our failure to timely file the reports required by the Exchange Act.

Upon receiving a written notice of the occurrence of an event of default, we will have a grace period of 5 business days to cure such event of default. If such event of default remains uncured, at the Purchaser’s election the greater of (i) 120% of the outstanding principal (plus all accrued and unpaid interest, if any) and (ii) the product of (A) the highest closing price for the 5 days on which the applicable trading market is open for business immediately preceding the Purchaser’s acceleration and (B) a fraction, of which the numerator is the entire outstanding principal, and of which the denominator is the applicable conversion price as of the date such ratio is being determined, shall become immediately due and payable.

From February 17, 2014 to March 24, 2014, we entered into Subscription Agreements with 10 accredited investors (the “Subscribers”) pursuant to which the Subscribers purchased from us an aggregate of 2,953,333 shares of our common stock at a per share price of $0.15 for aggregate net proceeds of $$443,000.

In connection with the securities issued in the transactions described herein, we did not pay any underwriting discounts or commissions. None of the sales of securities described or referred to above was registered under the Securities Act of 1933, as amended (the “Securities Act”). In making the sales without registration under the Securities Act, we relied upon one or more of the exemptions from registration contained in Section 4(2) of the Securities Act, and in Regulation D promulgated under the Securities Act. No general solicitation or advertising was used in connection with the sales.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALEEN AUTOMOTIVE, INC.

Date: April 3, 2014	By:	/s/ Steve Saleen
Steve Saleen
President

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